UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 29, 2005

BANK OF HAWAII CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	1-6887	99-0148992
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Merchant Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

(808) 537-8430

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 – Entry into a Material Definitive Agreement

Changes to Director Compensation and Restricted Stock and Option Awards.  On April 29, 2005, the shareholders approved the Amended and Restated Director Stock Compensation Plan (the “Plan”), a copy of which was included as Appendix B to the Notice of 2005 Annual Meeting of Shareholders and Proxy Statement.  On the same date, the Board of Directors (the “Board”) of Bank of Hawaii Corporation (the “Company”) reviewed and approved the schedule of non-management director compensation, including awards of restricted stock and stock options from the Plan.  Changes to director compensation include an increase in the per meeting fee for the Chairman of the Audit Committee from $1,500 to $2,000 and an increase in the annual retainer fee for the Lead Director from $5,000 to $10,000.  In addition, the Board approved their annual equity compensation of approximately $52,500 and that half of the total annual equity-based awards to Directors will be paid in shares of restricted stock, and half will be granted in the form of stock options, valued using an option-pricing model such as Black-Scholes.  The total number of shares of restricted stock awarded for 2005 was 555 shares and the total number of stock options granted for 2005 was 2,057 options.  Options have a ten-year term and will vest in one-third annual increments and shares of restricted stock will vest after three years.  All other non-management director compensation remains unchanged.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2005	BANK OF HAWAII CORPORATION

	By:	/s/ Allan R. Landon
Allan R. Landon
Chairman, Chief Executive Officer
and President